FOR IMMEDIATE RELEASE

CONTACT:
Scott Pond (investors)
(801) 345-2657, spond@nuskin.com
Kara Schneck (media)
(801) 345-2116, kschneck@nuskin.com

NU SKIN ENTERPRISES PROVIDES UPDATE
ON THIRD-QUARTER OPERATIONS

PROVO, Utah — Oct. 4, 2005 — Nu Skin Enterprises (NYSE: NUS) today announced that third-quarter revenue is expected to be approximately $290 million, up roughly 2 percent over prior-year results but below company expectations of $298 to $303 million for the quarter. Third-quarter earnings per share are estimated to be $0.24 to $0.26, compared to the company’s expectation of $0.29 to $0.30. Based on third-quarter results, the company is revising its fourth-quarter revenue guidance to $300 to $306 million, assuming an exchange rate of 112 yen to the dollar, which would result in annual revenue increasing 5 percent to approximately $1.2 billion for 2005.

Third-quarter revenue will be negatively impacted by weaker-than-expected results in Mainland China, Japan and the United States. The company will report third-quarter revenue in China of approximately $24 million, a decrease of 11 percent from 2004. As a result, the company has lowered its annual revenue forecast for China to $100 to $105 million, down from prior guidance of $110 to $120 million.

“Changes to the company’s compensation plan in China resulted in a larger-than-expected decline in the number of sales representatives during the quarter,” said President and Chief Executive Officer Truman Hunt. “Consumer uncertainty regarding the regulatory framework for direct selling in China is also negatively impacting sales. This uncertainty has increased following publication in September of the proposed direct selling regulations, which do not enable direct selling compensation programs typically employed outside of China.

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Nu Skin Enterprises

October 4, 2005

“Nevertheless, we continue to believe that China will be a significant direct selling market,” Hunt said. “Even within the proposed regulatory framework, we remain confident that we will be able to offer individuals interested in direct selling a compelling opportunity that will enable us to tap the potential of this enormous market.”

Local-currency sales in Japan are expected to be even with the prior year, while U.S. dollar-reported results will be down approximately 1 percent due to currency fluctuations. The United States will post a small year-over-year revenue increase for the quarter.

Third-quarter results in Japan and the United States were negatively impacted by lower-than-expected sales at the end of the quarter. The company believes this shortfall is related in part to its global distributor convention, which will convene in Salt Lake City from Oct. 5 to 8. Many distributors are likely reserving their spending to purchase new products being launched at this event, including a new formula of LifePak®, the company’s top-selling dietary supplement, and an enhanced version of Nu Skin 180®, an innovative skin treatment system. The company will also unveil the second-generation model of its successful Pharmanex® BioPhotonic Scanner, along with a new handheld skin analysis tool.

Earnings per share for the third quarter will be negatively impacted by lower-than-expected revenue and increased expenses over the prior year, including additional investment in China and expenses associated with the opening of the Indonesian market.

Nu Skin Enterprises will provide more detailed third-quarter financial results and additional guidance regarding corporate operations when third-quarter earnings are released during the week of Oct. 23.

The Company

Nu Skin Enterprises, Inc. is a global direct selling company operating in 41 markets throughout Asia, the Americas and Europe. The company markets premium-quality personal care products under the Nu Skin® brand, science-based nutritional supplements under the

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Nu Skin Enterprises

October 4, 2005

Pharmanex® brand, and technology-based products and services under the Big Planet® brand. Nu Skin Enterprises is traded on the New York Stock Exchange under the symbol “NUS.”

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Please note: This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 that represent the company’s current expectations and beliefs, including, among other things: (i) anticipated financial results for the third quarter; (ii) financial projections for the fourth quarter and 2005 year end; and (iii) expectations regarding the positive impact of certain strategic initiatives and anticipated regulations in China. The forward-looking statements and related assumptions involve risks and uncertainties that could cause actual results and outcomes to differ materially from any forward-looking statements or views expressed herein. These risks and uncertainties include, but are not limited to: (a) the projected financial results are based on preliminary numbers and still need to be finalized by the company and reviewed by its registered independent accounting firm, which could result in unexpected changes from anticipated results; (b) continued regulatory scrutiny in Mainland China, which has from time to time in the past, and could in the future, negatively impact the company’s business, including the interruption of sales activities in stores and the imposition of fines; (c) risks that the adoption of new direct selling regulations in China negatively impacts the company’s current business model there, or that the company is unable to obtain a direct selling license under these regulations; (d) any failure of current or planned initiatives or products, including those to be introduced at the company’s upcoming global convention, to generate interest among distributors and customers and generate sponsoring and selling activities on a sustained basis; (e) any inability of the company to obtain necessary product registrations for its nutritional and personal care products in a timely manner, and regulatory risks associated with the Pharmanex® BioPhotonic Scanner, which could inhibit the company’s use of the Scanner in a market if it is determined to be a medical device in any market; and (f) continued competitive pressures in the company’s markets. The company’s financial performance and the forward-looking statements contained herein are further qualified by a detailed discussion of associated risks set forth in the documents filed by the company with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K filed on March 15, 2005. The forward-looking statements set forth the company’s beliefs as of the date of this release, and the company assumes no duty to update the forward-looking statements contained in this release to reflect any change.